FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Central Investment Portfolios II

Series Number	18
Fund	Fidelity Corporate Bond 1-10 Year Central Fund
Trade Date	03/25/2010
Settle Date	04/01/2010
Security Name	CA ST 6.2% 3/1/19
CUSIP	13063BFU1
Price	101.118
Transaction Value	$15,642,954.60
Class Size	900,000,000
% of Offering	1.72%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Citigroup, Inc.
Underwriting Members: (3)	Loop Capital Markets, LLC
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	Blaylock Robert Van, LLC
Underwriting Members: (6)	BMO Capital Markets GKST Inc.
Underwriting Members: (7)	De La Rosa & Co.
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Jeffries & Company
Underwriting Members: (11)	J.P. Morgan
Underwriting Members: (12)	Morgan Keegan
Underwriting Members: (13)	Morgan Stanley
Underwriting Members: (14)	Nollenberger Capital Partners Inc.
Underwriting Members: (15)	Piper Jaffray & Co.
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Raymond James & Associates, Inc.
Underwriting Members: (18)	RBC Capital Markets
Underwriting Members: (19)	Rice Financial Products, Inc.
Underwriting Members: (20)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (21)	SL Hare Capital, Inc.
Underwriting Members: (22)	Stone & Youngberg
Underwriting Members: (23)	The Williams Capital Group, L.P.
Underwriting Members: (24)	Touissant Capital Partners, LLC
Underwriting Members: (25)	Wedbush Securities
Underwriting Members: (26)	Wells Fargo Securities
Underwriting Members: (27)	William Blair & Company